Exhibit 99.1

The J. M. Smucker Company Completes Acquisition of Big Heart Pet Brands

ORRVILLE, Ohio, March 23, 2015 – The J. M. Smucker Company (NYSE: SJM) (“Company”) today announced it has completed the acquisition of Big Heart Pet Brands in a cash and stock transaction valued at approximately $6.0 billion, which includes the assumption of approximately $2.5 billion of net debt that was paid off by the Company at closing. The Company previously announced the signing of a definitive agreement to acquire Big Heart Pet Brands on February 3, 2015.

Big Heart Pet Brands, with nearly 2,500 employees, is a leading producer, distributor, and marketer of premium-quality, branded pet food and pet snacks in the United States. Its portfolio of brands includes Meow Mix®, Milk-Bone®, Kibbles ‘n Bits®, 9Lives®, Natural Balance®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, and Milo’s Kitchen®.

In connection with the closing of the transaction, Dave West, who served as the President and Chief Executive Officer of Big Heart Pet Brands, has joined the Company as an executive officer, assuming the role of President, Big Heart Pet Food and Snacks. Mr. West has also been appointed to the Company’s Board of Directors.

“We are excited to have completed this transaction, which provides the Company an immediate and significant presence in the large and growing pet food and snacks category,” said Richard Smucker, Chief Executive Officer. “Big Heart Pet Brands markets some of America’s best known pet brands and, with a broad product portfolio that includes the leading position in dog snacks, this acquisition is a great strategic fit. Adding a third platform for growth, along with our existing food and beverage businesses, the transaction increases our center-of-the-store presence with consumers and retailers, while further enhancing shareholder value. We are pleased to welcome the employees of Big Heart Pet Brands into the Smucker family and look forward to working with this talented team to grow the business together.”

The Company funded the non-equity portion of the acquisition through the combination of a $1.75 billion bank term loan and $3.65 billion of long-term bonds. Proceeds of the new borrowings were also used to pay off the Company’s $1.1 billion of private placement notes.

Advisors

William Blair & Company, L.L.C. served as financial advisor to the Company and Wachtell, Lipton, Rosen & Katz served as its legal advisor.

About The J. M. Smucker Company

For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America with annual net sales of approximately $8 billion. In consumer foods and beverages, its brands include Smucker’s®, Folgers®, Jif®, Dunkin’ Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks®, Robin Hood®, and Bick’s®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles ‘n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin’ Donuts® coffee or other products for sale in Dunkin’ Donuts® restaurants.

Contacts:

The J. M. Smucker Company

(330) 682-3000

Investors:	Media:

Aaron Broholm	Maribeth Burns

Director, Investor Relations	Vice President, Corporate Communications